Exhibit 10.18

CONFIDENTIAL

MASTER SERVICES AGREEMENT

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MASTER SERVICES AGREEMENT

This Master Services Agreement (hereinafter “this Agreement”) is entered into as of the ___ day of August 2013 (the “Effective Date”) by and between Camargo Pharmaceutical Services, LLC (herein called CPS) and Elite Pharmaceuticals, Inc. (hereinafter called "Sponsor").

WITNESSETH

WHEREAS, the Services (as defined below) to be provided by CPS to Sponsor pursuant to this Agreement are of mutual interest and benefit to CPS and to Sponsor, and will further CPS's instructional and research objectives in a manner consistent with its status as a research services provider;

WHEREAS, the Services to be provided by CPS to Sponsor will be provided pursuant to various separate “Statements of Work,” each of which will be attached hereto as an Appendix and incorporated herein by reference;

WHEREAS, each Statement of Work attached hereto as an Appendix shall describe the Services to be provided pursuant to the Statement of Work;

WHEREAS, each Statement of Work attached hereto as an Appendix shall contain the “Payment Terms” under which payments will be made by Sponsor to CPS pursuant to the Statement of Work;

WHEREAS, each Statement of Work attached hereto as an Appendix shall describe the “Timeline” and schedule for the provision of Services to be provided by CPS to Sponsor pursuant to the Statement of Work; and

WHEREAS, each Statement of Work attached hereto as an Appendix shall contain a preliminary, non-binding, estimate of “Pass-Through Costs” related to the Services to be provided by CPS to Sponsor pursuant to the Statement of Work.

NOW THEREFORE, the parties hereto agree as follows:

1.	SCOPE OF WORK; AMENDMENTS

CPS shall exercise its reasonable efforts to carry out the Services set forth in the Statements of Work agreed to in writing between CPS and Sponsor, as amended from time to time in accordance with the terms of this Agreement and the Statements of Work.

A.	As a “master” form of agreement, this Agreement allows the parties to contract for multiple projects through the issuance of multiple Statements of Work, without having to re-negotiate the basic terms and conditions herein.

B.	CPS shall provide the services indicated in the Statements of Work (“Services”). The scope and assumptions regarding each particular Service to be provided by CPS are particularly described in each Statement of Work attached hereto, all of which form an integral part of this Agreement.

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C.	CPS represents and covenants that it has the experience, capability, and resources, including but not limited to sufficient personnel and equipment, to efficiently and expeditiously provide the Services hereunder in a professional and competent manner, and in compliance with the Statements of Work attached hereto.

D.	If Sponsor wishes to either: (i) change the nature and/or scope of the Services to be provided under this Agreement pursuant to any Statement of Work, (ii) obtain additional services not provided for under this Agreement pursuant to any Statement of Work ; or (iii) obtain additional services which are inconsistent with the assumptions set forth in any Statement of Work, then Sponsor shall so advise CPS in writing and shall submit to CPS in writing proposed specifications for the changed or additional work. The proposed specifications shall be deemed to be proposed amendments to the applicable Statement of Work. Within five business days after CPS’s receipt of the proposed specifications, CPS shall, in writing, either accept or reject the proposed specifications. If CPS accepts the proposed specifications, CPS shall provide Sponsor, in writing, with a cost estimate for performing the changed or additional Services. The cost estimate shall be deemed to be proposed amendments to the Payment Terms included in the applicable Statement of Work. Within five business days after Sponsor’s receipt of the cost estimate, Sponsor, in writing, shall either accept or reject the proposed cost estimate. If Sponsor accepts the cost estimate, then the Scope of Work shall be amended as provided in the proposed specifications and the cost estimate and CPS shall perform the changed or additional Services. The changed or additional Services provided by CPS shall be governed by all of the terms and conditions of this Agreement and the applicable Statement of Work, as amended.

E.	Selection of subcontractors. To the extent that the Statement of Work entails contracting or subcontracting (collectively, "Subcontracting") the performance of Services to any third party (any such person or entity a "Subcontractor"), the parties agree as follows.

1. Selection of Subcontractor by Sponsor. Notwithstanding anything to the contrary herein, if the Sponsor selects or otherwise directs CPS to use a particular Subcontractor ("Directed Subcontractors"), CPS shall not be responsible for any negligence, delay, failure or non-performance related to such Directed Subcontractor's performance of Services. All Directed Subcontractors shall be listed in the Statement of Work.

2. Selection of Subcontractor by CPS. If CPS selects the Subcontractor ("CPS Selected Subcontractor"), CPS shall (i) be responsible for the quality and timeliness of the CPS Selected Subcontractor to the same extent as if CPS itself performed or was to perform the Services provided by such CPS Selected Subcontractor; (ii)subcontract the Services to such CPS Selected Subcontractors whom CPS, after commercially reasonable investigation, believes, to its knowledge, to be competent, experienced and capable of performing such Services on a timely and professional basis; (iii) monitor the CPS Selected Subcontractor, as it deems necessary in its sole discretion, so as to allow for delivery of the Services as set forth in the Statement of Work; and (iv) CPS shall timely pay its CPS Selected Subcontractors as required by CPS' agreements with such persons.

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3. CPS shall not disclose any of Sponsor's Confidential Information to Subcontractor until Subcontractor has executed a confidentiality agreement containing substantially similar obligations as those set forth in Section 5 below and CPS shall use commercially reasonable efforts to cause the CPS Selected Subcontractor to become a party to the Confidentiality and Assignment of Intellectual Property Agreement in the form set forth in Appendix B hereto and

F.	CPS shall use commercially reasonable efforts to maintain the composition of the project team, and that such project team will not change except due to sickness, disability, termination of employment, performance issues, any circumstance beyond the control of CPS, or upon the prior request or approval of Sponsor.

2.	COST AND PAYMENT

A.	In consideration of CPS's provision of the Services, Sponsor shall pay CPS the amounts described in the Statements of Work, attached hereto as an Appendix, in the manner and at the times set forth in the Statements of Work.

B.	CPS will use its best efforts to accomplish and complete the Services within the budget described on the Statements of Work, and will not commit to any material expenses in excess of budgeted amounts without Sponsor's prior written consent; provided, however, that this language is not intended to limit charges from CPS to Sponsor for necessary Pass-Through Expenses associated with any mutually agreed, written change.

C.	All reasonable travel, food, lodging, printing (including CRF printing), photocopying, copyright fees, and shipping to those persons identified on the Statements of Work (collectively, “Pass-Through Expenses”) shall be billed by CPS to Sponsor with no mark-up. Such expenses shall be in addition to all other amounts described in the Statements of Work to be paid by Sponsor.

D.	All invoices submitted by CPS to Sponsor shall be paid by Sponsor within thirty (30) days of date of invoice. The invoice shall detail the work performed by CPS in connection with the Services, milestones reached and a reasonable accounting of all reimbursable expenses or Pass-Through Expenses incurred since the last invoice, supporting documentation for all Pass-Through Expenses and reconciliation against any advance payments previously made by Sponsor related to reimbursable expenses or Pass-Through Expenses.

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3.	PERFORMANCE PERIOD

A.	The effective period of this Agreement will be from the Effective Date through the completion of the Services to be provided under all of the Statements of Work attached hereto, unless sooner terminated pursuant to Article 9 hereof.

B.	Each Statement of Work includes an estimated timeline for completion of the Services to be provided pursuant to such Statement of Work. CPS will use reasonable professional efforts to facilitate completion of the Services in accordance with the estimated timeline. In the event that CPS determines that the Services may not be completed in accordance with the estimated timeline, CPS will notify the Sponsor, in writing, of the cause for any possible delay, the anticipated duration of any possible delay and suggested actions, including changes to the applicable Statement of Work, to facilitate completion of the Services in a timely manner. The implementation of any changes to the applicable Statement of Work must be agreed to by the parties in writing as provided for in paragraph 1.D. above.

C.	Sponsor shall review and respond to CPS’s reasonable requests for information and/or approval in a timely fashion (generally within five business days depending on the nature of the submission). Sponsor will provide other assistance as CPS may reasonably request in order to effectively perform the Services. Any delay by Sponsor in complying with Sponsor’s obligations under this Agreement and any Statement of Work (e.g., delays in review and comment by Sponsor on written work provided by CPS to Sponsor) which cause CPS to be unable to complete the Services in the time provided for by the Timeline shall relieve CPS from the provisions of the Timeline to the extent caused by Sponsor's delay and, in such event, Sponsor shall pay CPS in full for the Services when completed irrespective of any failure by CPS to complete the Services within the Timeline to the extent caused by Sponsor's delay.

4.	RECORDKEEPING, REPORTING AND ACCESS

A.	Sponsor’s authorized representatives and governmental and regulatory authorities, to the extent permitted by law, may, during regular business hours, arrange in writing in advance with CPS to inspect the facilities CPS will use to provide the Services.

B.	If CPS or Sponsor becomes aware of the occurrence of any unexpected event which may have an effect on the validity of any of the Services provided by CPS under this Agreement, then the party becoming aware of the unexpected event shall notify the other party, in writing, of the occurrence of the unexpected event. The notice will be made within forty-eight (48) hours (or earlier if required by law) after the party learns of the occurrence the unexpected event. The party which becomes aware of the unexpected event shall document, to the best of its ability based on the information available to it, the nature and cause of the unexpected event and both parties shall document, in writing, any actions they may take as a result of the unexpected event.

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C.	During the term of this Agreement, CPS will promptly notify Sponsor by telephone and, subsequently, in writing, of any material changes that may effect the provision of Services by CPS under this Agreement, including, but not limited to, changes in personnel involved in providing the Services on behalf of CPS.

D.	If any governmental or regulatory authority conducts or gives notice to CPS of its intent to conduct an inspection of CPS’s facilities and/or records or to take any other regulatory action with respect to the Services, then CPS will, to the extent permitted by applicable law and regulation: (i) promptly give Sponsor notice thereof; and (ii) send to Sponsor all information and copies of relevant documents received by CPS from the governmental or regulatory agency related thereto. To the extent required by law or applicable regulation, CPS shall permit inspection of CPS’s facilities and of such information, data and materials requested by the governmental or regulatory authority. To the extent permitted by law or applicable regulation, CPS shall: (1) make reasonable efforts to confer with Sponsor and to agree with Sponsor on a response to the governmental or regulatory agency; (2) provide Sponsor with copies of all notices and related correspondence from governmental and regulatory authorities and any regulatory inspection reports; and (3) permit Sponsor representatives to attend any inspections by governmental or regulatory authorities.

E.	CPS shall perform the following recordkeeping and reporting obligations in a timely fashion: preparation and maintenance of complete, accurately written records, accounts, notes, reports and data, all in accordance with the Statements of Work and any federal, state and local laws and regulations which may apply to the Services.

F.	During the term of this Agreement and until two (2) years after its expiration or termination, Sponsor may, during regular business hours, arrange in writing in advance with CPS to inspect and copy all data and work product related to the Services and to audit any financial records of CPS associated with this Agreement. Any inspections or copying shall be at Sponsor’s sole expense. Financial records may include invoice records, invoices from third parties, contracts with third parties and records of payments which relate to the Agreement. To the extent such records are not separable from other customer records, CPS shall give reasonable access to the records to an independent auditor selected by Sponsor and paid for by Sponsor who shall audit the records pertaining to the Services performed under this Agreement and may disclose the results of the audit to Sponsor only to the extent it relates to this Agreement. In no event shall other customer information be disclosed to Sponsor.

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5.	CONFIDENTIAL INFORMATION

A.	Each party to this Agreement agrees to hold in strict confidence and not to disclose or to use for any purpose other than the performance of Services under this Agreement any and all trade secrets, privileged records or other confidential or proprietary information whether oral or written (collectively "Confidential Information") disclosed to the receiving party by the other party to this Agreement. The obligation of non-disclosure shall not apply to the following:

i.	information at or after such time that it is or becomes publicly available through no fault of the receiving party;

ii.	information that is already independently known to the receiving party without violating any obligation of confidentiality;

iii.	information at or after such time as it is disclosed to the receiving party on a non-confidential basis by a third party with the legal right to do so;

iv.	information which the disclosing party has not identified as Confidential Information and which the receiving party reasonably believes is not Confidential Information.

Information which the receiving party is legally compelled to disclose, including, but not limited to information required to be disclosed by the receiving party to any governmental or regulatory authority or pursuant to any subpoena or discovery order or any other order of any court, may be disclosed to such authority or in accordance with such subpoena or discovery order to the extent legally required.

B.	At any time upon written request by Sponsor, Confidential Information received by CPS from Sponsor (including any copies of the Confidential Information) and all documents, drawings, sketches, models, designs, data, memoranda, tapes, records, and any other materials whatsoever developed by CPS that include any of Sponsor’s Confidential Information (including all copies and/or any other form of reproduction and/or description thereof made by CPS) shall, at Sponsor’s option, either be returned to Sponsor or destroyed. If the materials containing Sponsor’s Confidential Information are destroyed, then CPS shall deliver to Sponsor a written statement certifying that the materials have been appropriately destroyed. The return and/or destruction of the Confidential Information shall not relieve CPS of its other confidentiality obligations under this Agreement.

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C.	The confidentiality obligations of CPS and Sponsor under this Article shall survive and continue for five (5) years after the termination of this Agreement.

D.	In the event CPS finds it necessary to disclose Sponsor’s Confidential Information to any third party to permit CPS to defend its research against an allegation of fraud or otherwise, CPS shall first notify Sponsor and CPS and Sponsor shall agree to a mutually satisfactory way to disclose such Confidential Information as necessary for this limited purpose.

E.	Each party agrees that any violation or threatened violation of this Section 5 will cause irreparable injury to the other party, entitling the other party to obtain injunctive relief, specific performance or other equitable relief in addition to all legal remedies, plus reasonable attorney's fees and costs incurred in obtaining any such relief.

6.	OWNERSHIP OF RESULTS; PUBLICATION

A.	Sponsor shall retain all right, title and interest in all products developed for Sponsor under this Agreement (the “Work Product”), and any intellectual property directly and primarily related to such Work Product, including but not limited to patents, copyrights, trade secrets, trademarks or other similar rights (collectively, the “Intellectual Property”); provided, however, that Sponsor hereby grants to CPS a non-exclusive, royalty-free license to use the Intellectual Property in order to fulfill its obligations under this Agreement. Additionally, Sponsor grants to CPS a non-exclusive, royalty-free license to use any “know-how” which CPS develops during the course of this Agreement.

B.	Except as reserved in accordance with this Agreement, CPS hereby assigns, transfers and conveys to Sponsor all of its right, title and interest in and to any and all such Intellectual Property. Upon request of Sponsor, CPS agrees that it shall disclose fully, as soon as practicable and in writing, all material Work Product to Sponsor. At anytime and from time to time, upon the request of Sponsor, CPS shall execute and deliver to Sponsor any and all instruments, documents and papers, give evidence and do any and all other reasonable acts, at Sponsor's expense, that in the reasonable opinion of counsel for Sponsor, are or may be necessary or desirable to document such transfer or maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Intellectual Property or obtain any extension, validation, re-issue, continuance or renewal of any patent, trademark or copyright of such Intellectual Property.

C.	Unless otherwise required by this Agreement or applicable law or regulations, any report which details and/or summarizes the Work Product will designate CPS as the developer of the Work Product. Sponsor will not remove such designation from the Work Product unless the removal: (i) is approved in writing by CPS; (ii) is permitted by the provisions of this Agreement; or (iii) is required by law or applicable regulation.

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D.	Sponsor may modify the Work Product for its own internal usage. If Sponsor modifies the Work Product, Sponsor shall provide a copy of the modified Work Product to CPS. Upon request from CPS, Sponsor will remove the designation that CPS developed the Work Product from any Work Product modified by Sponsor. Any Work Product modified by Sponsor shall be subject to the same restrictions concerning disclosure as apply to the original Work Product.

E.	CPS may not submit or publish the Work Product in journals, periodicals or otherwise without the prior written consent of Sponsor. If Sponsor consents to such publication, CPS shall remove any of Sponsor’s Confidential Information from the Work Product and CPS shall provide a manuscript of the paper, abstract or other published materials (the “Published Materials”) to Sponsor for its review and approval prior to submission for publication. If, within five business days of Sponsor’s receipt of the Published Materials, Sponsor notifies CPS in writing that the Published Materials contain Confidential Information and specifically identifies the Confidential Information in the Published Materials, then CPS will remove the Confidential Information from the Published Materials before they are published.

7.	USE OF CPS’S OR SPONSOR'S NAME (ADVERTISING)

A.	CPS and Sponsor will obtain prior written permission from each other before using the name, symbols and/or marks of the other in any form of publicity. This shall not include documents or legally required disclosure by CPS or Sponsor that identifies the existence of the Agreement. Further, Sponsor agrees that its use of the name, symbols and/or marks of CPS, or names of CPS's employees, or names of independent contractors, shall be limited to identification of CPS as the provider of Services under this Agreement.

B.	Sponsor will not use, nor authorize others to use, the name, symbols, or marks of CPS in any advertising or publicity material or make any form of representation or statement in relation to the Services which would constitute an express or implied endorsement by CPS of any commercial product or service without prior written approval from CPS.

8. INDEMNIFICATION

A.	Sponsor covenants and agrees to defend, indemnify, reimburse and hold harmless CPS, and its directors, officers, agents, employees, interns, independent contractors, sub-contractors, vendors and affiliates: (collectively, the "CPS Indemnitees"), from and against any and all demands, claims, liabilities, obligations, actions, proceedings, judgments, damages, losses, costs and expenses (including court costs and reasonable attorney's fees) (collectively, the "Claims") relating to or alleged to have arisen out of the performance of the Services. This indemnity excludes, however, Claims against a CPS Indemnitee to the extent found by a court of competent jurisdiction to be caused by: i) material failure on the part of a CPS Indemnitee to conduct the Services in accordance with this Agreement or the Statements of Work; or ii) negligence or willful malfeasance by a CPS Indemnitee in connection with the administration of the Services or (iii) material deviation from any applicable governmental rule or regulation.

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B.	CPS shall promptly notify Sponsor of any complaints, Claims, or injuries relating to any loss subject to this indemnification. Sponsor shall have the right to select defense counsel and to direct the defense or settlement of any such claim or suit, provided the Sponsor shall not enter into a settlement attributing damages or liability to any CPS Indemnitee. Sponsor shall provide diligent defense against any claims brought or actions filed which are covered by the indemnity contained herein, whether such claims or actions are rightfully or wrongfully brought or filed.

C.	Deviations from the terms of the Statements of Work that may arise out of necessity do not constitute negligence or willful malfeasance provided that CPS shall promptly notify the Sponsor in writing of any such deviations.

D.	CPS shall reasonably cooperate with the Sponsor and its legal representatives in the investigation or defense of any claims or suits covered under this Agreement. In the event a claim or action is or may be asserted, CPS shall have the right to select and to obtain representation by separate legal counsel. If CPS exercises such right, all costs and expenses incurred by CPS for such separate counsel shall be borne by CPS.

E.	CPS covenants and agrees to indemnify, reimburse and hold harmless Sponsor and its directors, officers, agents, employees, and affiliates (collectively the “Sponsor Indemnitees”) from and against any and all Claims with respect to which Sponsor is ultimately determined to not be obligated pursuant to clauses i. ii. and iii of Section A above. This indemnification excludes, however, Claims against a Sponsor Indemnitee to the extent found by a court of competent jurisdiction to have been caused in whole or in part by the Sponsor Indemnitee’s negligence or willful malfeasance.

F.	Notwithstanding any of the foregoing indemnification provisions, neither Sponsor nor CPS shall be liable to the other for indirect, INCIDENTAL, EXEMPLARY, PUNITIVE, consequential or special damages or losses (including lost profits) (collectively “Speculative Damages”) resulting directly or indirectly from performance of or failure to perform or comply with this Agreement. UNDER NO CIRCUMSTANCES SHALL CPS' TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, STRICT LIABILITY, TORT OR OTHERWISE, EXCEED THE TOTAL VALUE OF THE SERVICES TO WHICH SUCH ACTION OR CLAIM RELATES (DETERMINED AS OF THE DATE OF ANY FINAL JUDGMENT IN SUCH ACTION. Such limitation on damages is expressly understood to be a bargained for and material term of this Agreement but shall not limit the obligations of either party to comply with Section 9 hereof upon any termination of this Agreement.

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G.	At all times during the term of this Agreement and for a period of one year thereafter, Sponsor and CPS shall each maintain a policy or policies of insurance (including general liability and product liability) at levels sufficient to support its indemnification obligations. Each party shall deliver to the other party evidence of such insurance within five (5) business days of the other party's request.

9. TERMINATION

A.	This Agreement may be terminated by either party if such party notifies the other party to this Agreement of the non-notifying party’s failure to comply with the terms of this Agreement. If the non-notifying party fails to cure its non-compliance within thirty (30) days of receipt of such notice from the notifying party then this Agreement shall terminate at the end of such thirty (30) day cure period.

B.	Notwithstanding any other provision of this Agreement, Sponsor may terminate this Agreement or any Statement of Work attached hereto at any time by providing notice to CPS. Such termination shall be effective on such date as specified by Sponsor in such notice.

C.	Upon the effective date of termination, there shall be an accounting conducted by CPS, subject to verification and approval by Sponsor. Within thirty (30) days after receipt of adequate documentation therefore, Sponsor will make payment to CPS for:

i.	Except in the case of Sponsor's termination of this Agreement due to CPS' material breach of its obligations hereunder, the reasonable cost to CPS (including, but not limited to salary and benefits) of its employees, contractors and sub-contractors for work which CPS has committed for any of them to complete under the Statement(s) of Work and for which CPS cannot reasonably substitute other revenue producing work from other sponsors. In such event, CPS will use its best efforts to substitute other revenue producing work. This provision is intended to make CPS whole for resources it has irrevocably committed to conduct the Services provided for under the Statement(s) of Work where those resources cannot be immediately re-deployed to revenue producing work for CPS for other sponsors.

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ii.	all services properly rendered and monies properly expended by CPS until the date of termination and not yet paid for; and

iii.	reasonable non-cancelable obligations properly incurred for the Services by CPS prior to the effective date of receipt of notice of termination.

D.	CPS will return within sixty (60) days to Sponsor any funds not earned or expended or irrevocably obligated by CPS prior to the effective termination date.

E.	Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The rights and duties provided for under Articles 4 through 10 shall survive the termination or expiration of this Agreement.

10. MISCELLANEOUS

A.	Applicable Law – This Agreement shall be governed by the laws of the State of Delaware.

B.	Notice – Any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date (i) of delivery if delivered by hand, on the date sent by facsimile with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error or (ii) the day after deposit with a reputable overnight carrier or (iii) three business days after mailing if sent by Registered or Certified Mail, postage prepaid, return receipt request, and addressed to the party to receive such notice at the address set forth below, or such other address as is subsequently specified in writing:

If to Sponsor:	Nasrat Hakim, CEO
Elite Pharmaceuticals, Inc.
165 Ludlow Avenue
Northvale, NJ 07647
Fax No.: 201-750-2755

If to CPS:
Camargo Pharmaceutical Services, LLC
9825 Kenwood Road
Suite 203
Cincinnati, OH 45242
Fax No.: __________________________

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C.	Amendments – This Agreement and the Statements of Work attached hereto may only be extended, renewed or otherwise amended at any time by the mutual written consent of parties hereto.

D.	Entire Agreement – This Agreement represents the entire understanding of the parties with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and the Statements of Work, the terms of this Agreement shall govern.

E.	Severability – The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

F.	Integration –The Statements of Work attached thereto are incorporated in this Agreement by reference. In the event of a conflict between the terms of this Agreement and the Statements of Work, the terms of this Agreement shall govern.

G.	Assignment – Neither party hereto may assign, cede or transfer any of its rights or obligations under this Agreement without the written consent of the other party, which consent may not by unreasonably withheld; provided, however, without such consent Sponsor may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another company. Sponsor may assign this Agreement in whole or in part to any corporate affiliate without consent of CPS, but such assignment shall not release Sponsor from its obligations hereunder.

This Agreement shall inure to the benefit of and be binding upon each party signatory thereto, its successors and permitted assigns. No assignment shall relieve either party of the performance of any accrued obligation which such party may then have under this Agreement.

This provision shall not be deemed to prohibit CPS from employing independent contractors or sub-contractors to complete some or all of the Services required to be performed by CPS under this Agreement. The use of independent contractors and/or sub-contractors by CPS, except as provided in Section 1.E.1, shall not relieve CPS of any of its obligations under this Agreement.

H.	Independent Contractor – In the performances of all services hereunder, CPS shall be deemed to be and shall be an independent contractor and, as such, shall not be entitled to any benefits applicable to employees of Sponsor.

Neither party is authorized nor empowered to act as agent for the other for any purpose and shall not, on behalf of the other, enter into any contract, warranty or representation as to any matter. Neither party shall be bound by the acts nor by the conduct of the other.

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I.	Waiver - No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.

J.	Force Majeure – Neither party shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused due to circumstances reasonably beyond such party's control, including without limitation contracting delays resulting from the action or inaction of third parties, delays in obtaining third party approvals (including authorizations from Sponsor under this Agreement), labor disturbances or labor disputes of any kind, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences; provided, however, that in such event, the affected party gives the non-affected party prompt written notice of the occurrence of such circumstances and uses reasonable efforts to alleviate such circumstances, and resumes performance hereunder upon alleviation of such circumstances.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.

Sponsor

By:	s/ Nasrat Hakim
(Signature)

Nasrat Hakim
(Print or type name)

President & CEO
(Title)

August 19. 2013
(Date)

Camargo Pharmaceutical Services, LLC

By:	s/ Kenneth V. Phelps
(Signature)

Kenneth V. Phelps
(Print or type name)

President & CEO
(Title)

August 19, 2013
(Date)

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Appendix X

STATEMENT OF WORK, COST, TIMELINE AND PAYMENT SCHEDULE

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